STATE OF INCORPORATION   NAMES UNDER WHICH
NAME OF SUBSIDIARY(a)     OR ORGANIZATION      BUSINESS DONE (b)

Champion Home Builders Co.    Michigan                 --

Champion Motor Coach, Inc.    Michigan                 --

Moduline International, Inc.  Washington               --

   Lamplighter Homes, Inc.    Washington               --

Dutch Housing, Inc.           Michigan                 --

Chandeleur Homes, Inc.        Michigan                 --

Crest Ridge Homes, Inc.       Michigan                 --


(a) Each subsidiary is wholly-owned by the Registrant, or by the subsidiary of the Registrant which is its immediate parent and under which it is listed in the above table.

(b)  In addition to its own name.